MERGER AND PLAN OF
                                 REORGANIZATION



                           dated this April 23, 1999,
                                  by and among


                           CLARION TECHNOLOGIES, INC.

                                   NEWCO, INC.

                                 William Maatman

                                 Edward Ryzenga

                                        &

                                   Larry Pratt

                             Regarding the Stock of

                            DOUBLE "J" MOLDING, INC.

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                                TABLE OF CONTENTS
                                                                                                               PAGE
1. Merger.........................................................................................................2
   1.1. Effective Time of Merger..................................................................................2
   1.2. Effects of Merger.........................................................................................2
   1.3. Outstanding Capital Stock of Each Constituent Corporation.................................................3
   1.4. Effect on Capital Stock...................................................................................3
   1.5. Exchange Procedures.......................................................................................3
   1.6. Exchange Procedures.......................................................................................4
   1.7. Adjustments to Seller Common Stock........................................................................4
   1.8. Sales and Transfer Taxes..................................................................................4
   1.9. Plan of Merger............................................................................................4
2. Preclosing Actions.............................................................................................4
   2.1. Conduct of Business.......................................................................................4
   2.2. Access to Buyer...........................................................................................5
   2.3. Accuracy of Representations and Warranties and Satisfaction of Conditions.................................5
   2.4. Shareholders' Meeting.....................................................................................5
3. Conditions Precedent...........................................................................................5
   3.1. Conditions Precedent to Buyer's and Newco's Obligations...................................................5
   3.2. Conditions to Seller Parties' Obligations.................................................................6
4. Securities Law Matters.........................................................................................6
   4.1. Investment Intent; Information Disclosures................................................................6
5. Seller Parties' Representations and Warranties.................................................................8
   5.1. Organization and Standing.................................................................................8
   5.2. Articles and Bylaws.......................................................................................8
   5.3.   Capitalization..........................................................................................9
   5.4. Authorization.............................................................................................9
   5.5. Existing Agreements and Governmental Approvals............................................................9
   5.6. No Subsidiaries..........................................................................................10
   5.7. No Insolvency............................................................................................10
   5.8. Permits and Licenses.....................................................................................10
   5.9. Financial Statements.....................................................................................10
   5.10. No Undisclosed Liabilities..............................................................................10
   5.11. Conduct of Business.....................................................................................10
   5.12. No Adverse Changes......................................................................................12
   5.13. Employees...............................................................................................12
   5.14. Employee Benefit Plans..................................................................................12
   5.15. Certain Employees.......................................................................................13
   5.16. Contracts and Commitments...............................................................................13
   5.17. Title to Assets.........................................................................................14
   5.18. Condition of Assets.....................................................................................14
   5.19. Receivables.............................................................................................14
   5.20. Taxes...................................................................................................14
   5.21. Litigation..............................................................................................15
   5.22. Product Liability.......................................................................................15

                                       i
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   5.23. Environmental Matters...................................................................................15
   5.24. Compliance with Laws....................................................................................15
   5.25. Suppliers and Customers.................................................................................15
   5.26. No Brokers..............................................................................................16
   5.27. Insider Transactions....................................................................................16
   5.28. Bank Accounts...........................................................................................16
   5.29. Intellectual Property...................................................................................16
   5.30. Insurance...............................................................................................16
   5.31. Materiality.............................................................................................16
6. Buyer's and Newco's Representations and Warranties............................................................17
   6.1. Organization and Standing................................................................................17
   6.2. Authorization............................................................................................17
   6.3. Existing Agreements and Governmental Approvals...........................................................17
   6.4. Federal and State Securities Laws........................................................................17
7. Indemnification and Limitations...............................................................................18
   7.1. Indemnification..........................................................................................18
   7.2. Indemnification in Cash..................................................................................18
   7.3. Indemnification Basket...................................................................................18
   7.4. Survival of  Indemnification Obligation..................................................................18
   7.5. Limitation of Pratt's Indeminification Obligations.......................................................19
8. Expenses......................................................................................................19
9. Termination...................................................................................................19
10. Additional Covenants of Seller Parties and Buyer.............................................................20
   10.1. Further Assurances and Additional Conveyances...........................................................20
   10.2. General Release by Seller Shareholders..................................................................20
   10.3. Employment Agreements...................................................................................20
   10.4. Sourcing Agreement......................................................................................20
   10.5. Charitable Contributions................................................................................21
11. Closing Deliveries...........................................................................................21
12. Miscellaneous Provisions.....................................................................................22
   12.1. Representations and Warranties..........................................................................22
   12.2. Severability............................................................................................22
   12.3. Notices.................................................................................................22
   12.4. Assignment..............................................................................................23
   12.5. Incorporation by Reference..............................................................................23
   12.6. Captions................................................................................................23
   12.7. Number and Gender of Words; Corporation.................................................................23
   12.8. Waiver..................................................................................................23
   12.9. Construction............................................................................................23
   12.10. Drafting...............................................................................................24
   12.11. Parties in Interest....................................................................................24
   12.12. Choice of Law..........................................................................................24
   12.13. Counterparts...........................................................................................24
   12.14. Entire Agreement.......................................................................................24
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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made on April 23, 1999, among DOUBLE "J" MOLDING, INC., a Michigan corporation, ("Seller"); WILLIAM MAATMAN, ("Maatman"), EDWARD RYZENGA, ("Ryzenga") and LARRY PRATT ("Pratt"), the shareholders of Seller (collectively the "Seller Shareholders"); CLARION TECHNOLOGIES, INC., a Delaware corporation ("Buyer), and CLARION ACQUISITIONS, INC., a Michigan corporation to be formed as a wholly owned subsidiary of Buyer ("Newco"). Seller and Seller Shareholders are sometimes collectively referred to as the "Seller Parties."

                                   BACKGROUND

A. Seller is engaged in the business of manufacturing and selling injection molded automotive parts (the "Business") at 200 and 201 Lovejoy Avenue, South Haven, Michigan 49090 (collectively the "Premises").

B. Seller Shareholders own one hundred percent (100%) of Seller's issued and outstanding capital stock.

C. The Boards of Directors of Buyer, Newco, and Seller have determined that it is in the best interests of Buyer, Newco, Seller, and their respective shareholders for Newco to merge with and into Seller (the "Merger") on the terms and subject to the conditions set forth in this Agreement and in accordance with the Michigan Business Corporation Act, MCL ss.450.1101 ET SEQ., (the "MBCA"), and have further duly adopted and approved this Agreement. Seller will call and hold a special shareholders' meeting (or take action by written consent in lieu of such a meeting) as promptly as practicable after the date of this Agreement to consider and vote on a proposal to approve this Agreement and the Merger.

D. The parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, for federal income tax purposes.

E. To induce Buyer and Newco to enter into this Agreement, Seller Shareholders shall act by written consent to approve this Agreement and the Merger and are entering into this Agreement to provide the representations, warranties, covenants, and indemnities set forth in this Agreement. As a further condition to Buyer's and Newco's willingness to enter into this Agreement, Maatman and Ryzenga have agreed not to compete with Buyer or Seller in the conduct of the Business as provided in noncompetition agreements in substantially the form attached as Exhibit A (collectively, the "Noncompetition Agreements").

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                                   AGREEMENTS

       NOW, THEREFORE, in consideration of the Background and the terms and conditions set forth in this Agreement, each of the Seller Parties, Buyer, and Newco hereby agrees as follows:

1.     MERGER.

1.1. EFFECTIVE TIME OF MERGER. Subject to the provisions of this Agreement, Newco and Seller shall prepare and execute a certificate of merger (the "Certificate of Merger") and deliver it for filing on the Closing Date (as defined in Section 1.6 below) to the Michigan Department of Consumer and Industry Services Corporations, Securities & Land Development Bureau, (the "Corporations Bureau"), as provided in the MBCA. The Merger shall become effective in accordance with the MBCA when the Certificate of Merger is filed with the Corporations Bureau or at such time after filing as Seller, Buyer, and Newco agree in writing to provide in the Certificate of Merger (the "Effective Time").

1.2.   EFFECTS OF MERGER.

1.2.1. At the Effective Time,

       (i) the separate existence of Newco shall cease and Newco shall be merged with and into Seller, which shall be the Surviving Corporation;

       (ii) Seller's Articles of Incorporation that are in effect immediately before the Effective Time shall be the Surviving Corporation's Articles of Incorporation until amended in accordance with the articles and the MBCA;

       (iii)Seller's Bylaws in effect immediately before the Effective Time shall be the Surviving Corporation's Bylaws until amended in accordance with the bylaws and the MBCA;

       (iv) the directors of Newco who were in office immediately before the Effective Time shall be the Surviving Corporation's directors until their respective successors are duly elected and qualified or until their earlier death, resignation, or removal (and Buyer, as the Surviving Corporation's sole shareholder, shall take such action as may be necessary to cause the directors to be elected); and

       (v) the officers of Newco who were in office immediately before the Effective Time shall be the Surviving Corporation's officers until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal (and the Surviving Corporation shall take such action as may be necessary to cause the officers to be appointed).

1.2.2. As used in this Agreement, the term "Surviving Corporation" means Seller.

1.2.3. At and after the Effective Time, the Merger shall have the effects set forth in Section 724(1) of the MBCA.

1.3.   OUTSTANDING CAPITAL STOCK OF EACH CONSTITUENT CORPORATION.

1.3.1. Seller has an authorized capital consisting solely of 50,000 shares of common stock ("Seller Common Stock") ($1.00 par value per share), of which 10,500 shares are issued and outstanding and entitled to vote.

1.3.2. Newco has an authorized capital consisting solely of 60,000 shares of common stock ("Newco Common Stock") (no par value per share), of which one (1) share is issued and outstanding and entitled to vote.

1.4. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of (a) the holders of any shares of Seller Common Stock that are issued and outstanding at the Effective Time of the Merger or (b) the holder of any shares of Newco Common Stock that are issued and outstanding at the Effective Time:

1.4.1. CONVERSION OF SELLER SHARES. Each of the issued and outstanding shares of Seller Common Stock (each, a "Seller Share") shall be converted into the right to receive (subject to the adjustments set forth in Section 1.7 and the further terms of this Agreement) 80.9524 shares of the $0.01 par value common stock of Buyer ("Buyer Shares"), but not exceeding 850,000 shares, (the "Merger Consideration"). Certificates previously representing Seller Shares ("Certificates") shall be exchanged for the Merger Consideration into which the Seller Shares have been converted pursuant to this Section 1.4.1 upon surrender of these certificates in accordance with Section 1.5, without interest. All references in this Agreement to "per share Merger Consideration" shall be appropriately adjusted to account for any stock split, stock dividend, recapitalization, reclassification, or similar event with respect to the common stock of the Buyer where that event occurs between the date of this Agreement and the Effective Time

1.4.2. CONVERSION OF NEWCO COMMON STOCK. Each of the issued and outstanding shares of Newco Common Stock shall be converted into and become one duly authorized, validly issued, fully paid, and nonassessable share of Surviving Corporation common stock ("Surviving Corporation Stock"). Each outstanding stock certificate that prior to the Effective Time represented shares of Newco Common Stock automatically and for all purposes shall be deemed to represent the number of shares of Surviving Corporation Stock, into which the shares of Newco Common Stock represented by the certificate shall have been converted pursuant to this
Section 1.4.2.

1.5.   EXCHANGE PROCEDURES.

1.5.1. A holder of a Certificate who surrenders to Buyer a Certificate for cancellation together with an executed and completed letter of transmittal (a "Letter of Transmittal") in the form attached as Exhibit B shall be entitled to receive in exchange the Merger Consideration that the holder has the right to receive pursuant to Section 1.4.1. The Certificate surrendered shall forthwith be canceled. No interest will be paid or accrued in respect to any such consideration.

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1.5.2. After the Effective Time, there shall be no transfers on Seller's stock transfer books of Seller Shares that were outstanding immediately before the Effective Time.

1.5.3. If any Certificate is lost, stolen, or destroyed, Buyer shall issue the Merger Consideration deliverable with respect to the Certificate in exchange for the lost, stolen, or destroyed Certificate on the submission of an affidavit and indemnification by a person making such a claim. Buyer may, in its discretion, require the claimant to post a bond in the amount Buyer directs for indemnity against any claim that may be made against it with respect to the certificate.

1.6. CLOSING AND CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m. on a Business Day selected by Buyer as soon as is practical under the circumstances (the "Closing Date"), unless Buyer and Seller agree in writing to another date and/or time, provided that in no event shall the Closing occur before the Effective Time. The Closing shall occur at the offices of Borre, Peterson, Fowler & Reens, P.C., 300 Ottawa Avenue, N.W., Suite 500, Grand Rapids, Michigan 49503, or such other place on which Buyer and Seller may mutually agree. All transactions and all documents executed and delivered at the Closing shall be deemed to have occurred simultaneously, and no transaction shall be deemed to have occurred and no document shall be deemed to have been executed or delivered unless all transactions have occurred and all documents have been executed and delivered. For the purposes of this Agreement, the term "Business Day" means a day on which banks are generally open for business in Grand Rapids, Michigan, and a day that is not a Saturday or Sunday.

1.7. ADJUSTMENTS TO SELLER COMMON STOCK. All references in this Agreement to "per share Merger Consideration" shall be appropriately adjusted to account for any stock split, stock dividend, recapitalization, reclassification, or similar event with respect to the Seller Common Stock where that event occurs between the date of this Agreement and the Effective Time.

1.8. SALES AND TRANSFER TAXES. The Surviving Corporation shall bear and pay all applicable sales, transfer, stamp, documentary, and other similar taxes and governmental fees that are due or payable as a result of the transactions contemplated by this Agreement.

1.9. PLAN OF MERGER. The provisions of this Section 1 and Section 8 are intended to constitute the "plan of merger" contemplated by Section 701 of the MBCA.

2.     PRECLOSING ACTIONS. Prior to the Effective Time:

2.1. CONDUCT OF BUSINESS. Seller Parties shall use their best efforts to carry on and conduct the Business only in the ordinary course consistent with past practice, without any change in the policies, practices, and methods Seller pursued before the date of this Agreement. Seller Parties will use their best efforts to preserve the Business organization intact; to preserve the business relationships with Seller's customers and suppliers and others having business dealings with Seller; and to preserve the services of Seller's employees, agents and representatives. Without limitation of the foregoing, Seller Parties will not undertake any action without Buyer's prior written consent that, if taken prior to the date of this Agreement, would be required to be disclosed on
Schedule 5.11.

2.2. ACCESS TO BUYER. From the date of this Agreement through the Closing, Seller Parties will permit Buyer and Newco and their representatives to make a full business, financial, accounting, and legal audit of Seller. Seller Parties will take all reasonable steps necessary to cooperate with Buyer and Newco in conducting this audit. No such investigation by Buyer, Newco, or their representatives shall affect Seller Parties' representations and warranties or Buyer's or Newco's reliance on them.

2.3. ACCURACY OF REPRESENTATIONS AND WARRANTIES AND SATISFACTION OF CONDITIONS. Seller Parties will immediately advise Buyer in writing if (a) any of Seller Parties' representations or warranties are untrue or incorrect in any material respect; or (b) Seller Parties become aware of the occurrence of any event or state of facts that results in any of Seller Parties' representations and warranties being untrue or incorrect as if then being made. Seller Parties will not take any action, or omit to take any action, that would result in any of the representations and warranties of Seller Parties set forth in this Agreement being untrue or incorrect as of the Closing Date. Seller Parties will use their best efforts to cause all conditions within any of their control that are set forth in Section 3 to be satisfied as promptly as practicable under the circumstances.

2.4. SHAREHOLDERS' MEETING. Seller Parties will cause a special meeting of Seller Shareholders to be called and held (or written consents obtained in lieu thereof) in accordance with the MBCA for the purpose of approving this Agreement and the Merger as promptly as practicable after the date of this Agreement. The Seller's Board of Directors, subject to their fiduciary duties as determined by them in good faith after consultation with legal counsel, shall recommend that all such action be approved and taken by Seller Shareholders. Seller Parties shall deliver to Buyer copies of all documents transmitted to Seller Shareholders in connection with the special meeting (or the solicitation of written consents in lieu thereof). Seller shall also comply with all requirements relating to dissenters' rights under the MBCA.

3.     CONDITIONS PRECEDENT.

3.1. CONDITIONS PRECEDENT TO BUYER'S AND NEWCO'S OBLIGATIONS. Buyer's and Newco's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by them), before or at the Effective Time, of the following conditions:

3.1.1. SATISFACTORY DUE DILIGENCE REVIEW. Buyer and Newco shall have conducted a review satisfactory to each of them in their sole discretion of the business, financial, environmental, accounting, and legal aspects of Seller.

3.1.2. APPROVALS BY BUYER AND BUYER'S COUNSEL AND ACCOUNTANT. Buyer and Newco and their counsel and accountant shall, in their sole discretion, reasonably approve all legal, tax and financial matters and the form and substance of all documents Seller or Buyer is to deliver at the Closing.

3.1.3. SECURITIES EXCHANGE COMMISSION. Buyer shall have received a waiver, in accordance with Rule 3-13 of Regulation SX, by the SEC of the requirement set forth in Rule 3-05 of Regulation SX that Buyer have two (2) audited financial statements on file with the SEC.

3.2. CONDITIONS TO SELLER PARTIES' OBLIGATIONS. Seller Parties' obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment, before or at the Effective Time, of each of the following conditions:

3.2.1. SATISFACTORY DUE DILIGENCE REVIEW. Seller Parties shall have conducted a review satisfactory to each of them in their sole discretion of the business, financial, accounting and legal aspects of Buyer.

3.2.2. APPROVALS BY SELLER PARTIES AND SELLER PARTIES' COUNSEL AND ACCOUNTANTS. Seller Parties and their counsel and accountants shall reasonably approve, in their sole discretion, all legal, tax and financial matters and the form and substance of all documents Seller or Buyer is to deliver at the Closing.

4.     SECURITIES LAW MATTERS.

4.1. INVESTMENT INTENT; INFORMATION DISCLOSURES. Each Seller Shareholder makes the following representations to Buyer:

4.1.1. With the exception of Pratt, each Seller Shareholder is an "Accredited Investor" as that term is defined in Rule 501(a) promulgated by the United States Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, ("Securities Act").

4.1.2. Each Seller Shareholder hereby acknowledges that the Buyer Shares to be received by Seller Shareholders will be acquired for each Seller Shareholder's own account for investment purposes only and without any view to the public resale, public distribution or public offering of any part thereof within the meaning of the Securities Act or any state securities or Blue Sky law and the Buyer Shares will not be resold or otherwise disposed of except in compliance with the Securities Act and any applicable state securities or Blue Sky laws. With the exception of the Registration Rights Agreement and the Stock Put Agreement, each Seller Shareholder represents that he does not have any agreements or arrangements to sell, transfer or grant participation with respect to the Buyer Shares.

4.1.3. Each Seller Shareholder understands that the Buyer's Shares will not be registered prior to their issuance under the United States federal or state securities laws and that the issuance of those shares will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Buyer's reliance on such exemption is predicated on Seller Shareholders' representations set forth herein.

4.1.4. Seller Shareholders represents that each: (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Buyers Shares and in Buyer and (ii) has the ability to bear the economic risks of such investment. In making the decision to invest in the Buyer Shares, the Seller Shareholders have relied upon independent investigations made by them and, to the extent believed by each Seller Shareholder to be appropriate, Seller Shareholder's representatives, including Seller Shareholder's own professional, tax and other advisors. Seller Shareholders further represent that each has had (i) access, prior to the Closing Date, to all publicly available information about Buyer's assets, operations, and business activities including the Buyer's SEC Filings, (ii) the opportunity to ask questions of, and receive answers from, Buyer concerning Buyer and the Buyer's Shares and (iii) the opportunity to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable expense) necessary to verify the accuracy of any information received or to which Seller Shareholders had access. Each Seller Shareholder has evaluated the merits and risks of an investment in the Buyer Shares and has determined that the Buyer Shares are a suitable investment for Seller Shareholder in light of Seller Shareholder's overall financial condition and prospects. Buyer's SEC Filings" means Buyer's Annual Report on Form 10-KSB for the year ended December 31, 1998 and all proxy statements, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and all amendments thereto and all other periodic reports filed prior to the Closing Date. Seller Shareholders have not relied upon any representation or warranty from Buyer or Newco or any of their respective directors, officers, employees, agents, affiliates or representatives, with respect to the value of the Buyer Shares, other than as set forth in the Buyer's SEC Filings. Buyer has not made any representation, warranty, acknowledgment or covenant, in writing or otherwise, to the Seller Shareholders regarding the value of the Buyer Shares or the tax consequences, if any, of the sale of the Seller Shares or of the resale of the Buyer Shares by the Seller Shareholders. Each of the Seller Shareholders has been advised, and are aware, that the market prices of shares of stock of publicly traded companies fluctuate and that there can be no assurance as to the future performance of any given securities, including the Buyer Shares.

4.1.5. Each Seller Shareholder understands and agrees that the Buyer's Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act and applicable state laws, unless exemptions from registration requirements are available, and that in the absence of an effective registration statement covering those shares or an available exemption from applicable registration requirements, those shares must be held indefinitely. In particular, the Buyer's Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of such rule are met.

4.1.6. Each Seller Shareholder agrees that he will not offer, sell, mortgage, pledge or otherwise dispose of any of the Buyer's Shares (other than pursuant to an effective registration statement under the Securities Act) unless and until Seller Shareholders delivers to Buyer an opinion of counsel satisfactory to Buyer that registration under applicable United States federal or state securities laws is not required.

4.1.7. Each Seller Shareholder agrees that, notwithstanding the fact that earlier sales may be possible under the Securities Act, Seller Shareholders may not sell or transfer any of the Buyer's Shares during the period ending one year after the Closing. Each Seller Shareholder agrees to execute a separate lock-up agreement containing the restriction set forth in this Section 4

4.1.8. Each Seller Shareholder agrees that all certificates for the Buyer's Shares shall bear the following legends:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT DESCRIBING SUCH PROPOSED TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF THAT ACT OR IF, IN THE OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE SATISFACTORY TO THE ISSUER OF THESE SHARES AND ITS COUNSEL, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THAT ACT IS AVAILABLE.

         The shares represented by this certificate are the subject of a lock-up agreement between Clarion Technologies, Inc. and _________ and, unless earlier sales are permitted in accordance with that agreement, these shares may not be sold prior to ________, 2000, without the prior consent of Clarion Technologies, Inc.

4.1.9. Each Seller Shareholder confirms that neither Buyer, Newco nor any of their respective directors, officers, employees or agents has represented, warranted, covenanted or agreed that the transactions contemplated by this Agreement qualifies or will qualify as a tax-free reorganization under the Code.

5. SELLER PARTIES' REPRESENTATIONS AND WARRANTIES. As of the date of this Agreement and as of the Effective Time, each of the Seller Parties, jointly and severally, represents and warrants to Buyer and Newco, and acknowledges and confirms, that Buyer and Newco are relying on these representations and warranties in entering into this Agreement the following (except that only Sections 5.1, 5.3 and 5.4 of this Section 5 shall apply to Pratt):

5.1. ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and Seller has all requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted. The nature of the business and character of the properties Seller owns or leases do not make licensing or qualification of Seller as a foreign corporation necessary under the laws of any other jurisdiction. Except as set forth on Schedule 5.1, Seller has not used or assumed any other name in connection with the conduct of its business during the past five years.

5.2. ARTICLES AND BYLAWS. Schedule 5.2 contains true and complete copies of Seller's Articles of Incorporation and Bylaws.

5.3. CAPITALIZATION. Seller's authorized capital stock consists solely of 50,000 shares of Seller Common Stock, of which 10,500 shares are duly authorized, validly issued and outstanding, fully paid, and nonassessable. Seller Shareholders own of record and beneficially a total of 10,500 shares of the issued and outstanding Seller Common Stock. A true and complete list of the certificate numbers and number of shares held by each of Seller Shareholders is set forth in Schedule 5.3. There are no options, calls, subscriptions, warrants, agreements, or other securities or rights outstanding (a) for the purchase or other acquisition of Seller capital stock; (b) that are convertible into, exercisable for, or relate to Seller capital stock; or (c) that have any voting rights. Except as set forth on Schedule 5.3, there are no outstanding contractual obligations of Seller to repurchase, redeem, or otherwise acquire any outstanding shares of Seller capital stock.

5.4. AUTHORIZATION. Each of the Seller Parties has all requisite legal capacity and power to execute, deliver, and perform this Agreement and the respective Noncompetition Agreements to which the Seller Party is a party and to consummate any transactions contemplated thereby. Seller has taken all required corporate action to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by the Agreement. This Agreement has been duly executed and delivered by each of the Seller Parties. This Agreement and the Noncompetition Agreements when executed and delivered by the parties will be, legal, valid, and binding obligations of the Seller Parties that are a party to them, enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

5.5.   EXISTING AGREEMENTS AND GOVERNMENTAL APPROVALS.

5.5.1. The execution, delivery, and performance of this Agreement and the Noncompetition Agreements and the consummation of the transactions contemplated by them (I) do not and will not violate any provisions of law applicable to any of the Seller Parties; (II) except for: (A) any agreement between the Seller Parties and Shoreline Bank; (B) any agreement executed in connection with the Michigan Strategic Fund Variable Rate Demand Limited Obligation Revenue Bonds, Series 1998 (Double "J" Molding Inc., Project); and (C) the term loan agreement between the City of South Haven and Seller under the Michigan Community Development Block Grant Program, do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time) Seller's Articles of Incorporation or Bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which any of the Seller Parties is a party or by which any of them or any of their respective assets and properties are bound; and (III) do not and will not result in the creation of any Encumbrance (as defined below) on any of the Seller Parties' properties, assets, or business. For purposes of this Agreement, the term "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

5.5.2. Except for the filing of the Certificate of Merger contemplated in
Section 1.1, no approval, authority, or consent of, or filing by, any of the Seller Parties with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement or any of the Noncompetition Agreements or the consummation of the transactions contemplated by them.

5.6. NO SUBSIDIARIES. Seller does not have any subsidiaries, or own directly or indirectly any interest or have any investment in any other corporation, partnership, or other entity.

5.7. NO INSOLVENCY. No insolvency proceeding of any character, including without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties is pending or, to the Best Knowledge of Seller Parties, threatened. Neither Seller nor any of the Seller Shareholders have taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. For the purposes of this Agreement, the phrase "Best Knowledge of Seller Parties," or words of similar import, means such knowledge as any of the Seller Parties would have after a reasonably comprehensive inquiry into the matter in question.

5.8. PERMITS AND LICENSES. To the knowledge of the Seller Parties, Seller has all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate its assets at the places and in the manner in which the Business is conducted. A complete list of the permits, certificates, licenses, approvals, consents, and other authorizations is included in Schedule 5.8.

5.9. FINANCIAL STATEMENTS. Seller Parties have delivered to Buyer the financial statements listed in Schedule 5.9, and Seller Parties shall deliver, before the Closing, copies of all financial statements Seller has prepared for each full month prior to the Closing (the "Financial Statements"). The Financial Statements have been and will be accountant audited for fiscal 1997 and 1998, and compiled for each full month in fiscal 1999 prior to Closing and prepared in accordance with generally accepted United States accounting principles, consistently applied ("GAAP"), do and will fairly and accurately present Seller's financial position as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered thereby, and are and will be true and correct in all material respects.ts.

5.10.  NO UNDISCLOSED LIABILITIES. Except as otherwise disclosed on Schedule
5.10 or in the Financial Statements, to the Best Knowledge of Seller Parties, Seller does not have any liabilities or obligations, whether accrued, absolute, contingent, or otherwise, and there exists no fact or circumstance that could give rise to any such liabilities or obligations in the future.

5.11. CONDUCT OF BUSINESS. Except as otherwise disclosed on attached Schedule 5.11, since January 1, 1999, Seller has not:

5.11.1. Issued any capital stock or other securities having voting rights or convertible into or exchangeable or exercisable for capital stock, declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased, or otherwise acquired, recapitalized, or reclassified any of its capital stock.

5.11.2. Merged or consolidated with any other entity.

5.11.3. Altered or amended its Articles of Incorporation or Bylaws.

5.11.4. Entered into, materially amended, or terminated any contract, license, lease, commitment, or permit, except in the ordinary course of business consistent with past practices.

5.11.5. Incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except (I) in the ordinary course of business consistent with past practice and (II) in connection with the performance of this Agreement.

5.11.6. Discharged or satisfied any Encumbrance or paid or satisfied any obligation or liability (absolute, accrued, contingent, or otherwise) other than
(I) liabilities shown or reflected in Seller's balance sheet dated December 31, 1998 or (II) liabilities incurred since the date of the balance sheet, in each case only in the ordinary course of business consistent with past practices and in accordance with the express terms of this Agreement.

5.11.7. Mortgaged, pledged, or subjected to any Encumbrance any of its assets.

5.11.8. Sold, transferred, or agreed to sell or transfer any asset, property, or business; canceled or agreed to cancel any debt or claim; or waived any right, except in the ordinary course of business consistent with past practices.

5.11.9. Except in the ordinary course of Seller's business, granted any increase in the rates of pay of employees or any increases in salary payable or to become payable to any officer, employee, consultant, or agent, or by means of any bonus or pension plan, contract, or other commitment increased the compensation of any officer, director, employee, consultant, or agent, or hired any new officer, employee, consultant, or agent.

5.11.10. Except for expenditures relating to the acquisition of machinery and equipment and construction of the 48,000 square foot addition at 200 Lovejoy Avenue, South Haven, Michigan, under the Michigan Strategic Fund Variable Rate Demand Limited Obligation Revenue Bonds, Series 1998 (Double "J" Molding Inc., Project), made or authorized any individual capital expenditures for additions to plant or equipment accounts in excess of $50,000.

5.11.11. Entered into any transaction (including, without limitation, any contract or other arrangement providing for employment, furnishing of services, rental of real or personal property, or otherwise requiring payments) with any shareholder, officer, or director of Seller; any member of their immediate families; or any of their affiliates.

5.11.12. Experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or business.

5.11.13. Failed to regularly maintain and repair its assets in the ordinary course of business consistent with past practices.

5.11.14. Instituted or settled any litigation, action, or proceeding before any court or governmental body relating to it or its property.

5.11.15. Made any change in any method of accounting or any accounting practice or suffered any deterioration in accounting controls.

5.11.16. Varied, cancelled, or allowed to expire any insurance coverage.

5.11.17. Made any payment, declared or paid any dividend, or made any other distribution or disbursement of moneys or property to or on behalf of any of Seller's officers, directors, or shareholders or any member of the immediate families of any of the Seller Parties, or any affiliate, other than for payment of compensation or reimbursement of expenses in accordance with past practices.

5.11.18. Entered into any other transaction other than in the ordinary course of business consistent with past practices.

5.12. NO ADVERSE CHANGES. Since January 1, 1999 there has not been any occurrence, condition, or development that has materially adversely affected, or is likely to materially adversely affect, Seller or its prospects, condition (financial or otherwise), affairs, operations, Business, or assets.

5.13. EMPLOYEES. There is not now, nor has there been at any time during the past five years, any strike or lockout pending or threatened against Seller or that in any manner materially affects Seller. Seller is and has been in material compliance with all rules regulating employee wages and hours. Seller has paid when due, and made appropriate accruals for those that are not yet due, all of its material obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to unemployment compensation benefits, profit sharing, retirement benefits, or social security benefits.

5.14.    EMPLOYEE BENEFIT PLANS.

5.14.1. Schedule 5.14 lists all of the material employee benefit plans (other than multi-employer plans) currently maintained or contributed to by Seller with respect to active or retired employees of business (the "Employee Benefit Plans"). Seller has delivered to Buyer, or made available for inspection by Buyer, a copy of each Employee Benefit Plan.

5.14.2. All Employee Benefit Plans which are "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) are in compliance in all material respects with the applicable requirements of law, including ERISA and the Internal Revenue Code of 1986, as amended (the "CODE").

5.14.3. Except as set forth on Schedule 5.14, each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that it is so qualified and that its trust is exempt from taxation, and Sellers are not aware of any facts which would cause such favorable determination letters to be revoked.

5.14.4. Seller does not maintain or contribute to and has not maintained or contributed to a "multi-employer plan," as such term is defined in Section 4001(a) of ERISA.

5.15. CERTAIN EMPLOYEES. Each of the following is included in the list of agreements in Schedule 5.14: all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation plans, employee pension or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for employee benefits to Seller's employees.

5.15.1. The names, positions and compensation of the present directors, officers and salaried employees have been furnished to Buyer. All of Seller's employees are employees-at-will except to the extent the at-will status of certain employees has been altered by letter agreements between Seller and certain employees and these letter agreements are set forth on Schedule 5.15

5.15.2. No retired employees of Seller are receiving or are entitled to receive any payments or health or other benefits from Seller.

5.16.   CONTRACTS AND COMMITMENTS.

5.16.1. Schedule 5.16 contains a true and complete list of all of Seller's written, and a description of all of Seller's unwritten, contracts, obligations, agreements, plans, arrangements, and commitments of any kind (the "Contracts and Commitments"), except

5.16.1.1. those contracts that are described in another Schedule;

5.16.1.2. each purchase contract with a customer made in the ordinary course of business consistent with past practices under which Seller is obligated to deliver less than $50,000 in invoice value of finished goods in each transaction or series of related transactions; and

5.16.1.3. each purchase commitment made in the ordinary course of business consistent with past practices at prevailing prices where that purchase commitment is not in excess of $50,000 in each transaction or series of related transactions.

5.16.2. All Contracts and Commitments are in full force and effect, without any amendments (unless such amendments are clearly noted), and Seller is and shall be entitled to all benefits under the Contracts or Commitments.

5.16.3. True and complete copies of all Contracts and Commitments have been delivered to Buyer and Newco. All Contracts and Commitments are the result of bona fide, arm's-length transactions and are legal, valid, and binding obligations of the parties, enforceable in accordance with their respective terms subject to laws generally governing bankruptcy and the enforcement of creditors' rights.

5.16.4. Except as set forth in attached Schedule 5.16, no default or alleged default exists under any Contract or Commitment on the part of Seller or, to the Best Knowledge of Seller Parties, on the part of any other person.

5.17. TITLE TO ASSETS. Except as disclosed on Schedule 5.17, Seller is the sole and absolute owner of all the assets it owns, reflected in Seller's Balance Sheet dated December 31, 1998, and has good and marketable title to all such assets free and clear of any and all Encumbrances. Schedule 5.17 lists or describes all property used in the conduct of the Business and/or situated on the Premises that is owned by or an interest in which is claimed by any person (whether a customer, supplier, or other person) for which Seller is responsible.

5.18. CONDITION OF ASSETS. To the Best Knowledge of Seller Parties, all items of personal property reflected in Seller's Balance Sheet dated December 31, 1998, are functional consistent with past business practices.

5.19. RECEIVABLES. The accounts and other receivables reflected in Seller's Balance Sheet dated December 31, 1998, are the result of bona fide sales or other transactions. Except to the extent that a reserve against the possible uncollectibility of such accounts and other receivables has been established and is reflected on Seller's Balance Sheet dated December 31, 1998, all of the accounts and other receivables are fully collectible within 90 days of the Balance Sheet date in accordance with Seller's ordinary practice (which has been disclosed to Buyer), without resort to legal proceedings.

5.20.   TAXES.

5.20.1. For the purposes of this Agreement, TAX or TAXES shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; real estate taxes; gross receipts taxes; franchise taxes; ad valorem taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and penalties.

5.20.2. Except as otherwise disclosed on Schedule 5.20, Seller has filed on a timely basis (including extensions) all Tax returns it is required to file under federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. Seller and its officers have received no notice of any pending or threatened audit by the Internal Revenue Service, or any state or local agency, related to Seller's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Seller. There are no federal, state, or local tax liens outstanding against any of Seller's assets or properties or the Business.

5.21. LITIGATION. Except as disclosed on Schedule 5.21, there are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of Seller Parties, threatened against or affecting Seller, the Business, or Seller's assets.

5.22. PRODUCT LIABILITY. To the Best Knowledge of Seller Parties, no known defect or deficiency exists in any of the products manufactured or sold by Seller, or in any finished inventory, that could give rise to any liabilities or claims for breach of warranty, product liability, or similar liabilities or claims.

5.23. ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 5.23, since December 1987, with respect to 200 Lovejoy Avenue, Southhaven, Michigan and May 1997, with respect to 201 Lovejoy Avenue, Southhaven, Michigan:

5.23.1. The Premises have been used and operated in material compliance with all applicable federal, state and local laws and regulations related to air quality, water quality, waste disposal or management, hazardous or toxic substances, and the protection of health and the environment.

5.23.2. Seller Parties have not disposed of any hazardous or toxic substances on or in the Premises and, to the Best Knowledge of Seller Parties, the Premises and the groundwater beneath the Premises are free from environmental contamination of any kind.

5.23.3. The Premises does not include any "underground storage tank, as that term is defined in the Hazardous Solid Waste Amendments of 1984 to the Resource Conservation and Recovery Act.

5.24. COMPLIANCE WITH LAWS. At all times prior to the Effective Time, Seller has complied in all material respects with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner Seller or any aspects of the Business or its assets.

5.25.   SUPPLIERS AND CUSTOMERS.

5.25.1. A complete and accurate list of all suppliers or vendors of products or services to Seller in connection with the Business (other than legal or accounting services) aggregating more than $100,000 (at cost) annually during Seller's last fiscal year, and the address of each supplier or vendor and the amount sold to Seller during that period, is set forth in Schedule 5.25.

5.25.2. A complete and accurate list of each of Seller's customers aggregating more than $100,000 in revenues to Seller annually during the last fiscal year, the address of each customer, and the amount each customer purchased from Seller during the last fiscal year are set forth in Schedule 5.25.

5.25.3. To the Best Knowledge of Seller Parties, Seller Parties have no information that might reasonably indicate that any customer or supplier of Seller, listed in Schedule 5.25, intends to cease purchasing from, selling to, or dealing with Seller. No information has been brought to the attention of any of Seller Parties that might reasonably lead any of them to believe that any customer or supplier intends to alter, in any material respect, the amount of its purchases or sales or the extent of its dealings with Seller, or would alter in any material respect its purchases from, sales to, or dealings with the Surviving Corporation in the event that the transactions contemplated by this Agreement are consummated.

5.26. NO BROKERS. Neither Seller nor Seller Shareholders have engaged, or are responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

5.27. INSIDER TRANSACTIONS. A complete and accurate list and a brief description of all contracts or other transactions involving Seller in which any officer, director, employee, or shareholder of Seller; any member of their immediate families; or any affiliate has any interest is set forth in Schedule 5.27.

5.28. BANK ACCOUNTS. Attached Schedule 5.28 contains a true and complete list of the names and locations of all banks or other financial institutions that are depositories for funds of Seller, the names of all persons authorized to draw or sign checks or drafts on the accounts, the number of the accounts, and the names and locations of any institutions in which Seller has safe-deposit boxes and the names of the individuals having access to those boxes. Seller does not have outstanding any powers of attorney.

5.29. INTELLECTUAL PROPERTY. To the Best Knowledge of Seller Parties, Seller neither owns or has any interest in any intellectual property.

5.30. INSURANCE. All insurance policies covering Seller's real and personal property or providing for business interruption, personal and product liability coverage, and other insurance are described in Schedule 5.30 (which specifies the insurer, policy number, type of insurance, and any pending claims). All such policies are in full force and effect and the premiums have been paid. Except as disclosed on Schedule 5.30 and Schedule 5.21, there are no claims, actions, suits, or proceedings arising out of or based on any of these insurance policies, and, to the Best Knowledge of Seller Parties, no basis for any such claim, action, suit, or proceeding exists. Seller is not in default with respect to any provisions contained in any such insurance policies and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

5.31. MATERIALITY. No statement in this Agreement or in any certificate delivered to Buyer or Newco pursuant to this Agreement contains or will contain any untrue statement of a material fact, or fails or will fail to contain any material fact necessary to make the statements not misleading.

6. BUYER'S AND NEWCO'S REPRESENTATIONS AND WARRANTIES. Buyer and Newco, jointly and severally, represent and warrant to Seller that:

6.1. ORGANIZATION AND STANDING. Buyer and Newco are each a corporation duly organized and validly existing under the laws of the State of Michigan, and each has all the requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted.

6.2. AUTHORIZATION. Buyer and Newco have taken all necessary corporate action to approve the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by it. Buyer and Newco have duly executed and delivered this Agreement. This Agreement is the legal, valid, and binding obligation of Buyer and Newco, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.3.   EXISTING AGREEMENTS AND GOVERNMENTAL APPROVALS.

6.3.1. The execution, delivery, and performance of this Agreement and the Noncompetition Agreements and the consummation of the transactions contemplated by them (I) do not and will not violate any provision of law applicable to Buyer or Newco; (II) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time) Buyer's or Newco's Articles of Incorporation or Bylaws or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which Buyer or Newco is a party or by which Buyer or Newco or any of their assets are bound; and (III) do not and will not result in the creation of any Encumbrance on Buyer's or Newco's properties, assets, or business.

6.3.2. Except as set forth on Schedule 5.5, and except for the filing of a Certificate of Merger as contemplated in Section 1.1, no approval, authority or consent of, or filing by Buyer or Newco with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement or any of the Noncompetition Agreements or the consummation of the transactions they contemplate.

6.4.   FEDERAL AND STATE SECURITIES LAWS.

6.4.1. Except as disclosed in Schedule 6.4, the Buyer Shares comprising the Merger Consideration shall be in compliance with applicable federal and state securities laws.

6.4.2. Except as disclosed in Schedule 6.4, Buyer is in compliance with all applicable reporting requirements and obligations under applicable federal and state securities laws. Buyer is in compliance with all requirements of any stock exchange where its securities are traded.

7.     INDEMNIFICATION AND LIMITATIONS.

7.1. INDEMNIFICATION. Seller Shareholders, jointly and severally, shall defend, indemnify, and hold harmless Buyer, the Surviving Corporation, and their respective directors, officers, shareholders, successors, and assigns from and against any and all costs, losses, claims, liabilities, fines, penalties, diminution in value, actions, suits, proceedings, damages (consequential, incidental, direct, and indirect), and expenses (including reasonable legal fees) in connection with or resulting from:

7.1.1. Any inaccuracy in any representation or warranty of any of the Seller Parties contained in this Agreement.

7.1.2. Any failure by any of Seller Parties to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by any of them under this Agreement or any Related Agreement.

7.1.3. Each of the Seller Shareholders irrevocably waive and agree that they will make no claim against Seller of any kind or character, whether by way of subrogation, contribution, breach of contract or any other theory regarding any claim made by Buyer, the Surviving Corporation, or any other person under this
Section 7 or otherwise, and each of the Seller Shareholders irrevocably releases and discharges Seller from any such claim.

7.2. INDEMNIFICATION IN CASH. Any obligation of indemnity of the Seller Shareholders established pursuant to the terms of this Agreement shall be satisfied by the payment of cash to the Buyer by the Seller Shareholders.

7.3. INDEMNIFICATION BASKET. Buyer shall not be entitled to indemnification pursuant to this Agreement until the total amount for which it shall be entitled to such indemnification, but for this Section 7.3, exceeds Fifty Thousand Dollars ($50,000.00) in the aggregate, provided, however, that once such amount exceeds Fifty Thousand Dollars ($50,000.00), then in that event, Buyer shall be entitled to indemnification for the amount for which indemnification may be owing in excess of Fifty Thousand Dollars ($50,000.00). Notwithstanding any provision of this Section 7.3, nothing herein shall affect or limit, in any manner whatsoever, the liability of the Seller Shareholders for matters relating to: (a) ownership and title to the Seller Common Stock; (b) competency to execute and deliver documents to effect the ownership and title to the Seller Common Stock; (b) competency to execute and deliver documents to effect the transactions contemplated thereby and hereby, and the legal binding and enforceable nature thereof and hereof; (c) taxes; and (d) any claim by Buyer against the Seller Shareholders arising out of a claim of fraud, regardless of the nature of the representations or warranties forming the basis of such claim.

7.4. SURVIVAL OF INDEMNIFICATION OBLIGATION. The obligations of the Seller Shareholders under Section 7 shall expire, unless a claims notice is given or litigation is commenced, prior to the following applicable dates: (i) with respect to claims for relating to: (a) ownership and title to the Seller Common Stock; (b) competency to execute and deliver documents to effect the ownership and title to the Seller Common Stock; (b) competency to execute and deliver documents to effect the transactions contemplated thereby and hereby, and the legal binding and enforceable nature thereof and hereof; (c) taxes; and (d) any claim by Buyer against the Seller Shareholders arising out of a claim of fraud, regardless of the nature of the representations or warranties forming the basis of such claim, the applicable statute of limitations; (ii) with respect to claims arising under Section 5.23, the fifth (5th) anniversary of the Closing Date; and (iii) with respect to all other claims, the first anniversary of the Closing Date.

7.5. LIMITATION OF PRATT'S INDEMINIFICATION OBLIGATIONS. Notwithstanding any provision of this Section 7 to the contrary, Pratt's obligation of indemnity shall be limited to costs, losses, claims, liabilities, fines, penalties, diminution in value, actions, suits, proceedings, damages (consequential, incidental, direct, and indirect), and expenses (including reasonable legal fees) in connection with or resulting from any inaccuracy in any representation or warranty of any of Pratt under Sections 5.1, 5.3 and 5.4 of Section 5 of this Agreement.

8. EXPENSES. Except for the financial audit of Seller, which shall be paid for by the Buyer, each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated. The parties acknowledge and agree that the legal and accounting professional fees of the Seller Parties shall be paid by the Seller.

9.     TERMINATION.

9.1. This Agreement may be terminated and the Merger abandoned at any time before the Effective Time (whether before or after the approval of Seller Shareholders) as follows:

9.1.1. By Buyer and Seller Parties in a written instrument.

9.1.2. By either Buyer or Seller Parties if the Effective Time does not occur by 5:00 p.m. on July 1, 1999, unless extended by mutual agreement among the parties hereto, provided that no party can terminate if the party is in breach of this Agreement.

9.1.3. By Buyer or Seller Parties if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Effective Time.

9.1.4. By Buyer or Seller Parties if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other, and this breach is not cured within 10 Business Days after the breaching party or parties receive written notice of the breach from the other party.

9.1.5. By Buyer if Seller's Board of Directors does not recommend that Seller Shareholders approve this Agreement and the Merger or revokes or materially conditions or modifies its recommendation.

9.1.6. By Buyer or Seller Parties if Seller Shareholders do not approve this Agreement and the Merger at the shareholders' meeting to be called pursuant to
Section 2.4.

9.2. If terminated as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, except for Section 9.3 and Section 12, and except that no party shall be relieved or released from any liabilities or damages arising out of the party's breach of any provision of this Agreement.

9.3. Buyer, on the one hand, and the Seller Parties jointly and severally, on the other hand, warrant and agree that if this Agreement is terminated, each party will not, during the one-year period following the termination, directly or indirectly solicit any employee of the other party to leave his or her employment.

10.    ADDITIONAL COVENANTS OF SELLER PARTIES AND BUYER.

10.1. FURTHER ASSURANCES AND ADDITIONAL CONVEYANCES. Following the Closing, the Seller Shareholders and Buyer shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as Buyer or the Seller Shareholders may reasonably request for the purpose of carrying out this Agreement. The Seller Shareholders will cooperate with Buyer and Seller after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the date of this Agreement.

10.2. GENERAL RELEASE BY SELLER SHAREHOLDERS. The Seller Shareholders, each individually and for himself, hereby fully releases and discharges the Seller and its respective directors, officers, agents and employees from all rights, claims and actions, known or unknown, of any kind whatsoever, which the Seller Shareholders now have or may hereafter have against the Seller and its respective directors, officers, agents and employees, arising out of or relating to events arising prior to or on the Closing Date, including, but not limited to claims for unpaid dividends, bonuses, or profit-sharing or rights or other claims of whatever kind, except (a) as may be described in written contracts disclosed in Schedule 10.2 and expressly described and specifically excepted from this release in Schedule 10.2, (b) in the case of the Seller Shareholders in the capacity of an employee of the Seller, compensation for current periods expressly described and excepted from such releases, and (c) for the obligations of the Seller arising after the Closing Date under this Agreement.

10.3. EMPLOYMENT AGREEMENTS. Following the Closing, Buyer agrees to cause Seller to enter into a two year contract of employment William Maatman in accordance with the terms of the employment agreement in the form of the attached as Exhibit C, and a one year contract of employment with Edward Ryzenga in accordance with the terms of the employment agreement in the form of the attached Exhibit D.

10.4. SOURCING AGREEMENT. Seller Parties agree to cause Ace Plastics, a Michigan corporation, to assign, concurrent with the Closing, all open purchase orders from Seller to Buyer's designee in accordance with an agreement which is mutually acceptable to the parties ("Sourcing Agreement"). The Sourcing


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Agreement shall provide, among other things, that Ace Plastics shall be entitled to any profits relating to activities between it and Seller occurring on and prior to Closing, and that Buyer, or its designee shall be entitled to all profits relating to activities between it and Seller occurring from and after the Closing.

10.5. CHARITABLE CONTRIBUTIONS. Buyer agrees that for five (5) years from and after the Closing Date, it shall cause the Surviving Corporation to make annual charitable contributions of not less than two percent (2%) of the pre-tax income of the Surviving Corporation, attributable to the operations of the Surviving Corporation.

11. CLOSING DELIVERIES. At the Closing, (except for the deliveries in accordance with Section 11.1.3 which shall be before the Closing in accordance with applicable law), the respective parties shall make the deliveries indicated:

11.1.   SELLER PARTIES.

11.1.1. RESIGNATIONS. Each director and officer of Seller shall deliver to Buyer and Newco resignations from their respective positions and any other positions they held in Seller or held by Seller's appointment.

11.1.2. SHAREHOLDER APPROVAL. The Seller Shareholders shall have duly approved this Agreement and the Merger at the shareholder meeting to be called pursuant to Section 2.4, or by written consent in lieu of a meeting.

11.1.3. MESC CONTRIBUTION LIABILITY. Seller Parties shall have provided to Buyer a statement from the Commissioner of the Michigan Unemployment Agency certifying the status of Seller's contribution liability under the Michigan Employment Security Act.

11.1.4. EMPLOYMENT AGREEMENTS. Seller Parties shall cause to be delivered the Employment Agreements as set forth in Section 10.3.

11.1.5. SOURCING AGREEMENT. Seller Parties shall deliver to Buyer the Sourcing Agreement as set forth in Section 10.4.

11.1.6. NONCOMPETITION AGREEMENTS. Maatman and Ryzenga shall execute and deliver to Buyer the Noncompetition Agreements.

11.2.   BUYER.

11.2.1. MERGER CONSIDERATION. Buyer shall deliver to the Seller Parties the Merger Consideration in accordance with Section 1.4.1.

11.2.2. EMPLOYMENT AGREEMENTS. Buyer shall cause to be delivered the Employment Agreements as set forth in Section 10.3.

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11.2.3. SOURCING AGREEMENT. Buyer shall deliver to Seller Parties the
Sourcing Agreement as set forth in Section 10.4.

12.     MISCELLANEOUS PROVISIONS.

12.1. REPRESENTATIONS AND WARRANTIES. All representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement, without limitation as to time.

12.2. SEVERABILITY If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.3. NOTICES. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the Business Day following the day such notice or other communication is sent by overnight courier, to the following:

         if to any of the Seller Parties:  William Maatman
                                           760 Wintersun Place
                                           Holland, Michigan 49424

                                           Edward Ryzenga
                                           5030 Sand Drive
                                           Holland, Michigan 49424

                                           Larry Pratt
                                           105 Cloverdale Lane
                                           Georgetown, Texas 78626

         with a copy (which shall not constitute notice) to:

                                           Richard G. Swaney
                                           Swaney and Thomas, P.C.
                                           30 East Ninth Street
                                           Holland, Michigan 49423
                                           facsimile: (616) 392-4231

         if to Buyer or Newco:             Clarion Technologies, Inc.
                                           Attn:  William Beckman
                                           1901 North Roselle Road
                                           Schaumburg, Illinois  60195
                                           facsimile:  (847) 490-5930

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             with a copy (which shall not constitute notice) to:

                                           John C. Arndts
                                           Borre, Peterson, Fowler & Reens, P.C.
                                           300 Ottawa Avenue, N.W., Ste. 500
                                           Grand Rapids, Michigan  49503
                                           facsimile:  (616) 459-2393

or to such other address or facsimile number that the parties may designate in writing.

12.4. ASSIGNMENT. Seller Parties, on the one hand, and Buyer and Newco, on the other hand, shall not assign this Agreement, or any interest in it, without the prior written consent of the other.

12.5. INCORPORATION BY REFERENCE. The Background and all Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

12.6. CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

12.7. NUMBER AND GENDER OF WORDS; CORPORATION. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

12.8. WAIVER. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

12.9. CONSTRUCTION. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "business day" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Michigan. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Seller Parties, Buyer and Newco intend that each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter, regardless of the relative levels of specificity, which the party has not breached, shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

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12.10. DRAFTING. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding on the named parties and their respective successors and permitted assigns, but not any other person.

12.12. CHOICE OF LAW. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Michigan without regard to conflict of laws provisions.

12.13. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument.

12.14. ENTIRE AGREEMENT. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. The Agreement and related documents may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.


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         The parties have executed this Agreement on the date listed on the first page of this Agreement.


                                          CLARION TECHNOLOGIES, INC.


                                          By:_________________________________
                                                      Jack D. Rutherford
                                          Its:        Chief Executive Officer


                                          CLARION ACQUISITIONS, INC.


                                          By:_________________________________
                                                      Jack D. Rutherford
                                          Its:        President


                                          DOUBLE "J" MOLDING, INC.


                                          By:_________________________________
                                                      William Maatman
                                          Its:        President


                                          SELLER SHAREHOLDERS:


                                          ------------------------------------
                                          William Maatman


                                          ------------------------------------
                                          Edward Ryzenga


                                          ------------------------------------
                                          Larry Pratt

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